NuShares ETF Trust

Amended and Restated Establishment and Designation of Series

WHEREAS, the Trustee of the Trust, acting pursuant to Section 4.9 of the Declaration, initially divided the Shares of the Trust into three Series, Nuveen Large Cap Growth ETF, Nuveen Large Cap Value ETF and Nuveen Large Cap Core ETF;

WHEREAS, the Trustee of the Trust, acting pursuant to Section 4.9 of the Declaration, changed the designations of the initial three series as of June 16, 2016, to incorporate the new name of the Trust and designated an additional series of the Trust, NuShares Enhanced Yield U. S. Aggregate Bond ETF;

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, at a meeting held on August 2-4, 2016, designated an additional series of the Trust, NuShares Short-Term REIT ETF;

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, at a meeting held on September 21, 2016, designated an additional five series of the Trust:

NuShares ESG Large-Cap Growth ETF

NuShares ESG Large-Cap Value ETF

NuShares ESG Mid-Cap Growth ETF

NuShares ESG Mid-Cap Value ETF

NuShares ESG Small-Cap ETF;

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, at a meeting held on December 21, 2016, designated an additional series of the Trust, NuShares 1-5 Year Enhanced Yield U.S. Aggregate Bond ETF;

WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, at a meeting held on January 26, 2017, have designated an additional twp series of the Trust, NuShares ESG International Developed Markets Equity ETF and

NuShares ESG Emerging Markets Equity ETF;

NOW THEREFORE, the undersigned does hereby confirm that the following series of the Trust have been established and designated by the Trustees of the Trust, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	NuShares Large Cap Growth ETF
2.	NuShares Large Cap Value ETF
3.	NuShares Large Cap Core ETF
4.	NuShares Enhanced Yield U.S. Aggregate Bond ETF
5.	NuShares Short-Term REIT ETF
6.	NuShares ESG Large-Cap Growth ETF

7.	NuShares ESG Large-Cap Value ETF
8.	NuShares ESG Mid-Cap Growth ETF
9.	NuShares ESG Mid-Cap Value ETF
10.	NuShares ESG Small-Cap ETF
11.	NuShares 1-5 Year Enhanced Yield U.S. Aggregate Bond ETF
12.	NuShares ESG International Developed Markets Equity ETF
13.	NuShares ESG Emerging Markets Equity ETF

1.    Each Share of a Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.    The number of authorized Shares of a Series is unlimited.

3.    A Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.    With respect to a Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) Creation Unit size or minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.    The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.    The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.    Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of the 26th day of January, 2017.

/s/ Christopher Rohrbacher
Vice President and Secretary